Exhibit 99.1

BIOFORM MEDICAL REPORTS FINANCIAL RESULTS FOR QUARTER ENDED DECEMBER 31, 2009, SECOND QUARTER OF FISCAL 2010; PIPELINE UPDATE

San Mateo, CA – January 15, 2010 — BioForm Medical, Inc. (NASDAQ: BFRM) today announced its financial results for the quarter ended December 31, 2009, which is the Company’s second quarter of fiscal 2010. Net sales were $21.8 million for the quarter ended December 31, 2009 as compared to $16.7 million for the quarter ended December 31, 2008. The Company reported net income of $1.6 million for the quarter ended December 31, 2009 as compared to a net loss of $7.9 million for the quarter ended December 31, 2008. Net sales for the six months ended December 31, 2009 were $40.1 million as compared to $32.4 million for the six months ended December 31, 2008. The Company reported net income of $1.0 million for the six months ended December 31, 2009 as compared to a net loss of $15.7 million for the six months ended December 31, 2008.

Operating Results:

Domestic sales were $16.5 million for the quarter ended December 31, 2009 as compared to $13.3 million for the quarter ended December 31, 2008, an increase of $3.2 million or 24.1%. International sales were $5.3 million for the quarter ended December 31, 2009 as compared to $3.4 million for the quarter ended December 31, 2008, an increase of $1.9 million or 55.9%. Gross profit was $18.7 million for the quarter ended December 31, 2009 as compared to $13.9 million for the quarter ended December 31, 2008. As a percentage of sales, gross profit for the quarter ended December 31, 2009 was 85.8% as compared to 83.1% for the quarter ended December 31, 2008.

Operating expenses were $17.0 million for the quarter ended December 31, 2009 as compared to $21.7 million for the quarter ended December 31, 2008. The decrease in operating expenses compared to the quarter ended December 31, 2008 was primarily attributable to the continued vigilance in cost containment efforts. Operating expenses for the quarter ended December 31, 2009 also included a $1.7 million gain, net of legal and other expenses, from the ACI Escrow settlement, and approximately $1.5 million in expenses related to the Merz transaction.

Earnings per share for the quarter ended December 31, 2009 was $0.03 as compared to net loss per share of $0.17 for the quarter ended December 31, 2008.

As of December 31, 2009, BioForm Medical had $46.1 million in cash and cash equivalents, an increase of $3.2 million during the quarter versus $42.9 million for the quarter ended September 30, 2009.

Product Pipeline Update:

Hand Augmentation PMA supplement

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In August 2009, BioForm Medical submitted to the Food and Drug Administration (FDA) a pre-market approval application supplement (PMA-S) for use of RADIESSE® dermal filler in Hand Augmentation. The Hand Augmentation PMA-S was based on 3-month data from a 101-patient clinical study conducted by BioForm Medical to evaluate the use of RADIESSE® dermal filler in Hand Augmentation. The FDA has designated this PMA-S as a panel-track submission, likely requiring review by an Advisory Panel prior to a decision on approvability.

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During the second quarter of fiscal 2010, the FDA requested additional data on 12-month follow-up of patients in the Hand Augmentation study since the clinical protocol was designed to follow patients for 12 months. In January 2010, BioForm Medical completed an analysis of the 6-month results for all patients which showed consistent results as seen in the 3-month data from the study, both demonstrating improvement in hand scores on all measurement scales with a continued good safety profile consistent with other dermal filler studies in other applications. BioForm Medical expects to submit the final clinical data for this trial in approximately April 2010, which will include the 12-month follow-up results.

Polidocanol NDA Submission and Review

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In July 2009, BioForm Medical’s partner, Chemische Fabrik KREUSSLER & Co. GmbH (Kreussler), submitted to the FDA the requested additional manufacturing documentation to complete the New Drug Application (NDA) submission and initiate FDA review for Polidocanol, a sclerotherapy product. The FDA has completed clinical trial site inspections and manufacturing inspections, has communicated with Kreussler regarding the final steps needed in the approval process, such as the package insert review, and has set a PDUFA target date of April 10, 2010, to complete the NDA review.

ACI Escrow Settlement

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In October 2009, we reached a settlement agreement with Advanced Cosmetic Intervention, Inc. with regard to our claim that the April 2008 asset purchase agreement contained material misrepresentations. Pursuant to the settlement agreement, during the second quarter of fiscal 2010, we received, net of legal expenses, approximately $1.7 million of the $2.0 million balance of the escrow amount in exchange for a release of claims.

Conference Call:

Due to the pending transaction with Merz, the Company will not host its regular conference call to review financial results for the quarter.

About BioForm Medical, Inc.:

BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California, developing products that enhance aesthetic procedures performed in dermatology and plastic surgery practices. BioForm Medical’s lead product is RADIESSE® dermal filler, a long-lasting filler for use in facial aesthetics. BioForm Medical is developing several future aesthetics products, including a radiofrequency treatment to reduce nerve function in the forehead, a sclerotherapy treatment for spider veins, and a surgical adhesive for brow lifts. For more information about BioForm Medical, please visit www.bioform.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the timing and receipt of FDA approval to market RADIESSE® for hand augmentation or for Polidocanol are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, which may cause BioForm Medical’s actual results to differ materially from the statements contained herein. BioForm Medical’s financial results for the quarter ended December 31, 2009, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical’s business and its financial results are detailed in its latest Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2009. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Additional Information

In January 2010, a wholly-owned acquisition subsidiary of Merz Pharma Group (“Merz”) will commence a tender offer to purchase all of the outstanding shares of BioForm Medical common stock for US$5.45 per share, net to the seller in cash, without interest and less any required tax withholding. The Board of Directors of BioForm Medical has unanimously resolved to recommend to BioForm Medical’s stockholders that they tender their shares pursuant to the tender offer.

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of BioForm Medical. Upon commencement of the tender offer, Merz and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO with the SEC and BioForm Medical will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The tender offer will be made solely by the Tender Offer Statement. Holders of shares of BioForm Medical common stock are urged to read the Tender Offer Statement (including the Offer to Purchase, related Letter of Transmittal and all other offer documents) and the Solicitation/Recommendation Statement when they become available because they will contain important information that holders of shares of BioForm Medical common stock should consider before making any decision regarding tendering their securities.

Stockholders of BioForm Medical will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by Merz and BioForm Medical through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by contacting the Investor Relations department of BioForm Medical or by mailing a request to the information agent for the tender offer, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016; by calling toll free at 1-800-322-2885 or call collect 212-929-5500; and at tenderoffer@mackenziepartners.com.

Contact:

Can Gumus

650.286.4003

Director, Business Development & Investor Relations

BioForm Medical, Inc.

BIOFORM MEDICAL, INC.

SUMMARY OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2009	2008	2009	2008
Net sales	$21,785	$16,686	$40,057	$32,357
Cost of sales	3,098	2,813	5,788	5,537

Gross profit	18,687	13,873	34,269	26,820

Operating (income) expenses:
Sales and marketing	13,022	15,685	24,209	30,915
Research and development	2,072	2,871	4,926	5,233
General and administrative	2,071	3,138	4,019	6,215
Gain from escrow settlement, net	(1,681)	—	(1,681)	—
Pre-acquisition costs	1,505	—	1,505	—

Total operating expenses	16,989	21,694	32,978	42,363

Other income (expenses), net
Interest income, net	17	212	38	539
Other expenses, net	(42)	(215)	(165)	(572)

Income (loss) before income taxes	1,673	(7,824)	1,164	(15,576)

Provision for income taxes	89	59	138	101

Net income (loss)	$1,584	$(7,883)	$1,026	$(15,677)

Net income (loss) per share, basic	$0.03	$(0.17)	$0.02	$(0.34)
Net income (loss) per share, diluted	$0.03	$(0.17)	$0.02	$(0.34)

Weighted-average number of shares used in computing income (loss) per share calculation, basic	46,508	46,327	46,461	46,324
Weighted-average number of shares used in computing income (loss) per share calculation, diluted	50,018	46,327	49,249	46,324

BIOFORM MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2009	June 30, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,102	$42,162
Accounts receivable, net of allowance for doubtful accounts of $1,184 at December 31, 2009 and $1,343 at June 30, 2009	13,130	12,034
Inventories	4,558	4,894
Prepaid royalties	1,354	1,259
Prepaid other	1,204	1,249
Other current assets	293	357

Total current assets	66,641	61,955
Property and equipment, net	7,029	7,599
Long-term prepaid royalties	1,069	1,869
Intangible assets, net	5	5
Other assets	254	239

Total assets	$74,998	$71,667

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,621	$1,297
Deferred revenue	57	515
Accrued royalty expense	339	299
Accrued liabilities	6,952	5,866
Capital lease obligations, current portion	32	41

Total current liabilities	9,001	8,018
Capital lease obligations, long-term portion	40	28

Total liabilities	9,041	8,046

Total stockholders’ equity	65,957	63,621

Total liabilities and stockholders’ equity	$74,998	$71,667